Exhibit 10.10

THE SCOTTS COMPANY LLC
EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT - TIER 1

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of ____________ __, 20__ by and between ________________ (the “Executive”) and The Scotts Company LLC, an Ohio limited liability company (the “Company”), on behalf of itself and any of its Subsidiaries or Affiliates which employs the Executive, and effective _________, 20__.
The Executive has been designated as eligible to participate in the Executive Severance Plan (the “Plan”). Intending to be legally bound by this Agreement, the parties agree as provided below. All capitalized terms shall be either as defined herein or, if not so defined, as defined by the Plan, as applicable.
1.Participation in the Plan; Offset of any other Rights to Severance Benefits. I accept my designation as an Executive under the terms of the Plan and, pursuant thereto, I agree to forego any other benefits or payments to which I may otherwise be entitled under the terms of any other plan, program or agreement of the Company which provides for the payment of severance or severance benefits, or severance-related salary continuation, in the event of my termination of employment whether in connection with a Change in Control or otherwise. I further acknowledge and agree that the terms of this Participation Agreement supersede any Participation Agreement I may have previously executed.

2.Termination of Employment/Good Reason.

2.1    I acknowledge that I will be eligible for Severance Benefits under the Plan only if I receive a Notice of Termination from the Company or I provide the Company with a Notice of Good Reason, without cure, as provided below, and, in either event, (i) execute, and do not revoke, a Release, and (ii) agree to and do not breach the Post-Employment Obligations.
2.2    “Good Reason” means, without my consent, the existence of one or more of the following conditions:
(a)    A material diminution in my total direct compensation at target (meaning the sum of my Base Salary, Target Bonus Opportunity and grant date value of any long term awards for a fiscal year/performance period, based on the standard grant practices of the Compensation and Organization Committee of the Board), except that “Good Reason” shall not include:
(i)    an across-the-board reduction for executives at my level; or

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(ii)     a reduction in my total direct compensation at target, by reason of my being in a Company performance improvement or disciplinary plan; or
(iii)    a reduction in my total direct compensation at target by reason of unique, supplemental, additional, or other one-time incentive compensation grants made to me in a prior year; or
(b)    A material diminution in my authority, duties, or responsibilities, except that “Good Reason” shall not include:
(i)    a change in my position to another position which is at the same, or higher, officer level, and for which I am reasonably qualified by education, skills or experience; or
(ii)    a requirement that I be based at a different office of the Company from that to which I was assigned prior to that required move. Notwithstanding the foregoing, if I terminate service within 2 years after a Change in Control because of a requirement that I must perform services at a location that is more than 50 miles away from the location in which I performed services before the Change in Control, such termination shall constitute termination for Good Reason.
Notwithstanding the foregoing, an event described in this paragraph 2.2 shall constitute “Good Reason” only if the Company fails to cure such event within thirty (30) days after receipt from me of a notice as to the event giving rise to Good Reason and Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or my knowledge thereof.
3.    Amount and Timing of Severance Benefits, Payment, etc. If I satisfy all of the requirements set forth in paragraph 2, then my Severance Benefits shall equal (i) cash payments equal to [two] times my Base Salary (the “Severance Payments”) which will be payable as provided in paragraph 3.1, (ii) Benefits Offset Payments which will be payable as provided in paragraph 3.2, (iii) an amount equal to [two] times my Target Bonus Opportunity for the year in which my Effective Termination occurs, plus, if applicable, an additional amount equal to my Prorated Annual Bonus as provided in paragraph 3.3, and (iv) outplacement benefits as provided in paragraph 3.4.

3.1    Severance Payments.

A.    Prior to a Change in Control, the Severance Payments will be payable over twenty-four months (the “Severance Period”). The Severance Payments generally shall commence within sixty days after the Effective Date of Termination or such later date as is permitted by law for signing and revoking the Release, but not in excess of seventy days. Any such payment that otherwise would have been made during this time beginning with first payroll date that is at least 10 days after the Effective Date of Termination but was not made shall accrue without interest

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and shall be paid on the date that the Severance Payments commence. Notwithstanding the foregoing, payment will be made in accordance with Section 3.10 of the Plan.

B.    If the Effective Date of Termination is within the two year period after the occurrence of a Change in Control, and the event giving rise to the Change in Control constitutes a “change in control” as defined in Code Section 409A, the Severance Payments generally shall be made in a lump sum within sixty days after the Effective Date of Termination, but not in excess of seventy days. Notwithstanding the foregoing, payment will be made in accordance with Section 3.10 of the Plan.

3.2    Benefits Offset Payments. Benefits Offset Payments will be made for each month starting with the month following the Effective Date of Termination for the length of the Severance Period, up to a maximum of twenty-four (24) months. Notwithstanding the foregoing, payment will be made in accordance with Section 3.10 of the Plan.

3.3    Bonus.

A.    Payment of the multiple of my Target Bonus Opportunity described in item (iii) above generally shall be paid in two equal installments. The first installment shall be paid on the first payroll date following the first anniversary of the Effective Date of Termination, provided that I have continued to comply with both my covenants and obligations under this Agreement, the Release, and the Post-Employment Obligations. The second installment shall be paid on the first payroll date following the second year anniversary of the Effective Date of Termination, provided that I have continued to comply with both my covenants and obligations under this Agreement, the Release, and the Post-Employment Obligations. Notwithstanding the foregoing, payment will be made in accordance with Section 3.10 of the Plan.

B.    If the Effective Date of Termination is within the two year period after the occurrence of a Change in Control, I will receive an additional amount equal to my Prorated Annual Bonus for the year in which the Effective Date of Termination occurs. If the event giving rise to the Change in Control constitutes a “change in control” as defined in Code Section 409A, payment of the multiple of my Target Bonus Opportunity described in item (iii) above generally shall be made in a lump sum within sixty days after the Effective Date of Termination, but not in excess of seventy days. Payment of the additional amount equal to my Prorated Annual Bonus generally shall be made in a lump sum at the time the Company pays Annual Bonus Awards for the year in which the Effective Date of Termination occurs. Notwithstanding the foregoing, payment will be made in accordance with Section 3.10 of the Plan.

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3.4    Outplacement. My Severance Benefits will also include outplacement benefits pursuant to the Company’s outplacement program at the level in effect for me on the Effective Date of Termination.

4.    Acceptance of Plan Provisions.

4.1    I hereby acknowledge that my Severance Benefits must be repaid, and all future payments, if any, will cease, in the event that I breach any of the Post-Employment Obligations, unless I have requested in writing and the Company has provided written consent not to enforce such Post-Employment Obligations in advance of any breach of the Post-Employment Obligations.

4.2    I hereby accept my designation as eligible to participate in the Plan. I also accept the terms of the Plan and this Agreement, acknowledge that I have carefully reviewed the terms of the Plan and this Agreement, accept the authority of the Board and the Committee under Article 4 of the Plan and agree that nothing in this Agreement shall confer any employment rights or restrict the right of the Company to terminate my employment at any time, for any reason and with or without notice or cause. I also acknowledge that the Company has not provided any financial or tax advice with respect to this Agreement or made any representations or warranties with respect to the tax or financial aspects of this Agreement. I acknowledge that I have had the opportunity to consult with my own tax and financial planning advisors about this Agreement.

4.3    Upon execution of this Agreement, the terms of this Agreement immediately cancel and replace the terms of any prior agreement under the Plan between the Company and me. I also agree that the Plan and this Agreement may be amended or terminated by the Company at any time. Notwithstanding any of the foregoing to the contrary, (a) any action that reduces the amount of my Severance Benefits will not be effective until the first anniversary of the date of written notice to me of such action and (b) the Plan and this Agreement cannot be amended or terminated within the two year period after the occurrence of a Change in Control. If I fail to execute this Agreement within 30 days after the date of delivery of this Agreement, my prior Agreement (if any) under the Plan will continue to remain effective until the first anniversary of the date I received a copy of this Agreement, and after such date, I no longer will be an eligible participant in the Plan.

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This Agreement has been duly executed as of the day and year first written above.
THE SCOTTS COMPANY LLC AND ITS AFFILIATES

By:_________________________	Title:_______________________

I hereby accept my right to receive potential Severance Benefits described in this Agreement and the Plan and agree to be bound by the terms of the Plan and this Agreement. I understand that this Agreement is binding on me only when both the Company and I have signed this Agreement.

____________________________
Executive

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